Exhibit 99.1

Dear Valued Customer:

Invuity has some exciting news to share with you. We are pleased to announce we have just signed an agreement for Invuity, Inc. to be acquired by Stryker.

Stryker (NYSE: SYK) is a global company focused on offering innovative products and services in Orthopedics, Medical and Surgical Equipment, and Neurotechnology and Spine that help improve patient and hospital outcomes. Today Stryker has over 33,000 employees worldwide.

Over the past 10+ years, Invuity has developed and grown the Minimal Access Surgical category with our proprietary Intelligent Photonics illuminated surgical devices enabling improved visualization across multiple surgical specialties. Additionally, we have introduced Hidden Scar awareness programs with the goal of educating patients and surgeons about novel surgical approaches to improve survivorship of breast cancer patients. We strongly believe the Stryker acquisition will enable us to continue this mission and expand on the value we have brought to patients, surgeons, and hospitals.

Upon completion of the acquisition, Invuity products will be combined with Stryker’s broad surgical portfolio offering. We expect the integrated companies will work together to continue the development of innovative surgical technology.

We expect the transaction to close in the fourth quarter of this year and until then, Invuity and Stryker will operate separately and independently, and we will continue to run our business as usual. If you have any questions regarding Invuity products or support, please contact your Invuity representative or the Invuity Customer Service Team at customerservice@invuity.com.

Joining Stryker is a significant milestone for Invuity’s mission to impact patient outcomes and we hope you share in our excitement about the news. We look forward to providing you with additional information over the coming months.

Best regards,

Scott Flora

Interim CEO

Invuity, Inc.

Forward-Looking Statements

This document contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement or delay the closing of the transaction, (2) uncertainties as to how many shares will be tendered in the tender offer, (3) the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, (4) risks related to disruption of management’s attention from Invuity, Inc.’s ongoing business operations due to the transaction and (5) the effect of the announcement or completion of the transaction on the ability of Invuity, Inc. to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally. Additional risks are described in Invuity, Inc.’s periodic filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Invuity, Inc.’s annual report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Form 10-Q. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Invuity, Inc. does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Invuity, Inc. referenced in this document has not yet commenced.  This document is for informational purposes only and is not an offer to purchase, a solicitation of an offer to sell, or a recommendation to sell shares of Invuity, nor is it a substitute for the tender offer materials that Stryker Corporation and its subsidiary will file with the Securities and Exchange Commission (“SEC”).  At the time the tender offer is commenced, Stryker Corporation and its subsidiary will file tender offer materials on Schedule TO, and thereafter Invuity, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION.  HOLDERS OF SHARES OF INVUITY, INC. COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF INVUITY, INC. COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.  The Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Invuity, Inc. common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.  Additional copies of the tender offer materials may be obtained for free by contacting Invuity, Inc. at 444 De Haro St., San Francisco, CA 94107, Attention: Investor Relations or the investor relations department of Stryker Corporation at katherine.owen@stryker.com.  In addition to the Offer to Purchase, the related Letter of Transmittal and other tender offer documents, as well as the Solicitation/Recommendation Statement, Stryker Corporation and Invuity, Inc. file annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by Stryker Corporation or Invuity, Inc. at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Stryker Corporation’s and Invuity, Inc.’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.